         EXHIBIT (11) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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
                                                          THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                            SEPTEMBER 30,                             SEPTEMBER 30,
                                                    -------------------------------          ---------------------------------
                                                         1997             1996                     1997              1996
                                                         ----             ----                     ----              ----
Primary:
Average shares outstanding. . . . .                       44,277            42,233                   43,805            41,258
Common stock to be issued . . . . .                        3,500                 -                    3,458                 -
Net effect of dilutive stock
   options and warrants - based
   on the treasury stock method
   using average market price . . .                        7,602                 -                    5,895                 -
                                                    -------------   ---------------          ---------------   ---------------

Total . . . . . . . . . . . . . . .                       55,379            42,233                   53,158            41,258
                                                    =============   ===============          ===============   ===============
Net income (loss) . . . . . . . . .                      $ 2,303         $(12,012)                 $144,486        $ (53,439)
                                                    =============   ===============          ===============   ===============
Income (loss) per share . . . . . .                      $  0.04         $  (0.28)                 $   2.72        $   (1.30)
                                                    =============   ===============          ===============   ===============

Fully Diluted:
Average shares outstanding. . . . .                       44,277            42,233                   43,805            41,258
Common stock to be issued . . . . .                        3,500                 -                    3,458                 -
Net effect of dilutive stock
   options and warrants - based
   on the treasury stock method
   using quarter-end market
   price which is greater than
   average market price . . . . . .                        8,172                 -                    6,699                 -
                                                    -------------   ---------------          ---------------   ---------------

Total . . . . . . . . . . . . . . .                       55,949            42,233                   53,962            41,258
                                                    =============   ===============          ===============   ===============
Net income (loss) . . . . . . . . .                      $ 2,303         $(12,012)                 $144,486        $ (53,439)
                                                    =============   ===============          ===============   ===============
Income per share. . . . . . . . . .                      $  0.04         $    -                    $   2.68        $     -
                                                    =============   ===============          ===============   ===============
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